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                                                           Exhibit 10.10
                         CREDIT SUPPORT AGREEMENT

This Credit Support Agreement (the"Agreement") is made as of October 1, 2000 by and between

(1)TOYOTA FINANCIAL SERVICES CORPORATION, a Japanese corporation having its prinicpal office at 23-22, Izumi 1-chrome, Higashi-ku, Nagoya City, Aichi Prefecture, Japan ("TFS"); and

(2)TOYOTA MOTOR CREDIT CORPORATION, a U.S. corporation having its principal office at 19001 South Western Avenue, Torrance, California 90509, U.S.A. ("TMCC").

WHEREBY it is agreed as follows:

1.TFS will, directly or indirectly, own all of the outstanding shares of capital stock of TMCC and will not directly or indirectly pledge or in any way encumber or otherwise dispose of any such shares of stock so long as TMCC has any outstanding bonds, debentures, notes and other investment securities and commercial paper (hereafter "Securities"), unless required to dispose of any or all such shares of stock pursuant to a court decree or order of any governmental authority which, in the opinion of counsel to TFS, may not be successfully challenged.

2.TFS will cause TMCC and TMCC's subsidiaries, if any, to have a consolidated tangible net worth, as determined in accordance with generally accepted accounting principles in the United States and as shown on TMCC's most recent audited annual consolidated balance sheet, of at least U.S.$100,000 so long as Securities are outstanding. Tangible net worth means the aggregate amount of issued capital, capital surplus and retained earnings less any intangible assets.

3.If TMCC at any time determines that it will run short of cash or other liquid assets to meet its payment obligations on any Securities then or subsequently to mature and that it shall have no unused commitments available under its credit facilities with lenders other than TFS, then TMCC will promptly notify TFS of the shortfall and TFS will make available to TMCC, before the due date of such Securities, funds sufficient to enable it to pay such payment obligations in full as they fall due. TMCC will use such funds made available to it by TFS solely for the payment of such payment obligations when they fall due.

4.This Agreement is not, and nothing herein contained and nothing done by TFS pursuant hereto shall be deemed to constitute a guarantee, direct or indirect, by TFS of any Securities.


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5.This Agreement may be modified or amended only by the written agreement of
TFS and TMCC unless any holder of Securities has made a claim against TFS pursuant to clause 7, in which case any modification or amendment shall be subject to the consent of such a holder. No such modification or amendment shall have any adverse effect upon any holder of any Securities outstanding at the time of such modification or amendment. Either TFS or TMCC will provide written notice to the other, with a copy to each statistical rating agency that, upon the request of TMCC or TFS, has issued a rating in respect of TMCC or any Securities (hereafter a "Rating Agency"), 30 days prior to such proposed modification or amendment.

6.Either TFS or TMCC may terminate this Agreement upon 30 days written notice to the other, with a copy to each Rating Agency, subject to the limitation that termination will not take effect until or unless (i) all Securities issued on or prior to the date of such termination notice have been repaid or
(ii) each Rating Agency has confirmed to TMCC that the debt ratings of all such Securities will be unaffected by such termination.

7.This Agreement is executed for the benefit of the holders of Securities and such holders may rely on TFS's observance of the provisions of this Agreement. TFS and TMCC hereby agree that the holders of Securities shall have the right to claim directly against TFS to perform any of its obligations under this Agreement. Such claim shall be made in writing with a declaration to the effect that such a holder will have recourse to the rights given under this Agreement. If TFS receives such a claim from any holder of Securities, TFS shall indemnify, without any further action or formality, such a holder against any loss of damage arising out of or as a result of the failure to perform any of its obligations under this Agreement. The holder of Securities who made the claim may enforce such indemnity directly against TFS. In relation to any Securities in respect of which a trustee has been appointed to act for the holders of such Securities, such trustee may make the above mentioned claim in favor of the holders of Securities directly against TFS and, where appropriate, it may enforce the indemnity against TFS in favor of such holders. Provided that, if the trustee, having become bound to proceed directly against TFS, fails to do so within a reasonable period thereafter to protect the interests of the holders of such Securities, and such failure shall be continuing, the holders of such Securities may take actions available under this clause.

8.This Agreement shall be governed by, and construed in accordance with, the laws of Japan. TFS and TMCC hereby irrevocably submit to the jurisdiction of the Tokyo District Court over any action or proceeding arising out of this Agreement.



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IN WITNESS THEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.


                                    TOYOTA FINANCIAL SERVICES CORPORATION

                                    By: /s/ Hideto Ozaki
                                        ----------------
                                    Name:   Hideto Ozaki
                                    Title:  Representative Director


                                    TOYOTA MOTOR CREDIT CORPORATION

                                    By: /s/ George E. Borst
                                        -------------------
                                    Name:   George Borst
                                    Title:  Representative Director